 Exhibit 99.1

Inside this issue:

Commodities Manager

2

Plant Manager

3

Maintenance Manager

3

CFO

4

Board News/Bill Herrmann – President

Thanks to all who attended our annual meeting on April 11th. It was our oversight that we scheduled it on Easter weekend. We will check our calendars more carefully in the future and apologize to those who were inconvenienced by the scheduling. Nonetheless, we had a very good turnout.

We had an interesting presentation by our accountants and legal team on the pros and cons of deregistering United Wisconsin Grain Producer’s LLC (UWGP) membership units with the Securities and Exchange Commission (SEC).  There were many good questions and comments from attendees. The board will be investigating this further over the next few months. If the board proceeds with the process, final approval must come from an affirmative vote of a majority of the membership voting interests represented at a meeting of the members of UWGP.  We will keep you informed.

Jeff Robertson and Dan Wegner gave their usual understandable reports on the ethanol industry and UWGP in particular. As you know, the industry has been treading water the last six months, but we have faired better than most. Our emphasis on efficiency has served us well.

In the ethanol industry, as in farming, there are many key variables beyond our control which affect profitability. It is our job to manage those we can control to the best of our ability. Our team is doing a very good job in that respect and we thank them for it.

Our two current capital projects - the regenerative thermal oxidizer (RTO) and the corn oil extraction plant - should be complete and brought on line this summer.

Finally, at our May board organizational meeting, we will be rotating and electing new board officers. It has been my pleasure representing UWGP the last three years. The fine group of board members, as well as management, staff and plant employees, made the job a rewarding experience. Thank you.

Board Officers of UWGP-2009:
President—Robert Miller
Vice-President—Tom Hanley
Secretary—Robert Lange

Jeff Robertson – CEO

Is it really May again already?  Another quarter completed, the second one of the year nearly halfway along, and yet another spring well underway.  We have been busy through this past couple of quarters balancing our production and sales and keeping our results positive.  On this front we have succeeded, as reported by Barb Bontrager later in this newsletter.  Granted the results are modest, one must remember that everything is relative.  Given that the margins in our industry have resulted in an average net return of -$0.30 per gallon during recent months and that about 25% of the industry is shutdown now, with a lot of those facilities in bankruptcy, our results thus far this year are right up there with the leaders in the industry.

We have seen a steady albeit slow improvement in gross margins.  As these improvements have developed we have increased our production rate and booked more sales of finished product, and secured feedstock prices.  At this point we feel very comfortable with our risk management position and our return on investment over the next several months.

Our corn oil extraction process is scheduled to be operating and generating additional revenue for the company in July.  The regenerative thermal oxidizer (RTO) is scheduled to come on stream in that month also and generate a reduction in the use of natural gas at the facility.  Natural gas expense is second only to the cost for corn in ethanol production.   These projects will be a significant advantage to our results for as long as there are such very thin margins on corn ethanol production.

We have still not lost sight of our capacity expansion, which was put on hold a year ago.  Many things in our industry are changing and are having a profound effect on the cost of expanding and the very nature of the facilities, and the designs, that will be most advantageous.  It is easy to understand the fact that materials, equipment and services costs have gone down considerably over the past year.  What is more difficult to assess is the final form of the regulations that the Environmental Protection Agency (EPA) will put in place to execute the Renewable Fuel Standard (RFS) 2.  At this point it looks as though the inclusion of a carbon penalty due to indirect international land use change will result in corn ethanol not being considered a renewable fuel under the strict definition of the term as it relates to carbon emission reductions compared to gasoline.  Instead it looks likely that corn based ethanol will be “grandfathered” under the RFS rules so that its use will continue to be mandated. Whereas this could be seen as a threat to our industry, it is clear that the leadership of the country still views corn ethanol very favorably.  Given that we are still the only real source of commercial qualities of ethanol and the economic advantages generated by our industry, that favorable view is not likely to change anytime soon.

The first quarter was difficult, but we managed through it well enough.  The balance of the year looks progressively more favorable to margins.  In closing, I can report that we are positioned very well to capitalize on an improving operating environment for corn ethanol production which is presently unfolding.

Dan Wegner – Commodities Manager

“Spring Planting Season, the Annual Race Against Mother Nature”

Every year as we enter spring and begin to focus on field work and getting crops planted, Mother Nature has a knack of getting in the way. Spring in Wisconsin always seems to have the tendency to throw us curve balls.  The change in the weather is a given, how it affects the futures markets from day to day is a whole different subject.  A key factor in the ultimate yield of any crop of corn is the planting date.  A crop planted early, that gets off to a great start has a higher probability of being a higher yielding crop in the end.  Thus the futures markets place a great deal of focus on weather and how it affects our farmer’s ability to get crops in the ground, and begin its plant life.

Another reason the market places so much focus on spring weather has to do with the “window of time” each area in the country has to plant any given crop.  If the weather will not allow for all of the acres a producer intends to plant to a given crop, that producer may be forced to switch his acres planted to another crop.   This type of acreage shifting can be substantial in some years where weather patterns affect large portions of the country, and force many producers to switch sizable tracts of land.  This does not happen often, but when it has in the past, it has a tendency to disrupt prices substantially.

Each year on or about March 31st, the U.S. Department of Agriculture (USDA) releases the planting intentions report, and outlines crop by crop the acres producers will dedicate to growing each commodity.  These acreage totals are then used in the proceeding monthly Supply and Demand projection tables released by the USDA.  These tables use the acres planted multiplied by an estimated yield projection to arrive at an estimated total production of any given crop.  From the production they subtract the estimated demand from the various sectors using that particular commodity to arrive at the carry over.  This is the amount of the commodity that is excess, and will be carried into the following crop year.  On the date this information is released, it is merely a snapshot projection, and moving forward in time, a likely candidate to influence these projections is the weather.  This year, the intentions indicated producers planned on planting roughly one million fewer acres to corn and the same number of acres to soybeans as last year.  The fact that producers intend to plant fewer acres to corn is important, given the likelihood that demand for corn could increase over the next 12 months.  Demand from the ethanol processing sector is expected to increase approximately 400 million bushels, and export demand is also expected to increase 200 million bushels over this year.  Tough task at the hands of the corn growers this year; take care of providing corn for an increased demand of 600 million bushels, and do it with 1 million fewer acres than last year.  So here we are today, at the mercy of Mother Nature, it is April 27, 2009, as we as corn market participants study the 6-10 day weather outlooks, analyze rain fall amounts, and estimate how much planting has been done thus far.  Producers throughout the corn-belt race nature’s clock, in an attempt to get corn planted before the window of time closes, and forces them to switch acres from corn to soybeans.  Meanwhile the futures market trades higher and lower as participants make bets on what the “future” will bring to commodities and the corn market in specific.  Just what will the future bring? Will producers get sufficient acres planted to corn, and will it be on time? Or will some corn acres be switched from corn to soybeans?  Will the summer temps be too warm, or not warm enough?  Will we get adequate rainfall in all growing areas?  Will corn prices be higher or lower than the current market?  Not sure, best I can tell Mother Nature only knows.

Eric Kuntz — Plant Manager

“Oil Extraction”

Many of you may have read or heard about a corn oil extraction process that is being installed at United Wisconsin Grain Producers LLC (UWGP).  I thought I would take this opportunity to describe exactly what that process is, and what it will do for us at the plant.

In many milling operations, the corn kernel is divided into three major components; the germ, the starch and the fiber.  The germ fraction is typically pressed to remove the oil that resides in it, and that oil is then processed into food-grade products suitable for human consumption. Other than for cooking, corn oil is also used in soap, paints, inks, textiles and insecticides.  It is sometimes used as a carrier for drug molecules in pharmaceutical preparations.

But in a dry-grind facility like UWGP, the entire kernel of corn is ground up and sent into the process.  Like in any corn fermentation system, only the starch component is converted into sugar and then ethanol - the rest passes on through the system.  The alcohol is removed by boiling it out in distillation while the leftover corn solids are separated from the liquid in stillage centrifuges (like the spin cycle on your washing machine).  The liquid that comes off these centrifuges contains unfermented, dissolved and suspended solids.  A large portion of this water is recycled within the process but the remainder is thickened in evaporators into what is known in the plant as “syrup”.  This syrup is then added back to the corn solids from the centrifuges where they together are dried in the two rotary drum dryers to make distiller’s grains.

A portion of the free oil that started out in the kernel is now contained in this syrup stream.  By pulling off syrup at the proper thickness, and then elevating the temperature for a given amount of time, this stream can then be sent to another specially designed centrifuge that spins at a very high rpm.  The lighter corn oil is separated out and can be extracted from the remaining syrup.  As this oil has passed through the entire process, it is not used for human consumption.  Instead, it will be marketed to the biodiesel industry, where the refining technology for the use of corn oil has improved to enable its use in place of more expensive soy and rapeseed oils, which are more traditional sources for making biodiesel.

In the future, not only will this new process be an additional revenue stream, but the corn will be used to make two renewable fuels – ethanol and biodiesel!

Dan Groh — Maintenance Manager

Welcome to Spring 2009!  It seemed like it would never get here, especially with the winter that we just experienced.  I’m all for some of that global warming that everyone keeps talking about. But for now it is very nice to shed the coats and gloves once again.

Now that the snow has disappeared we can once again start cleaning up the mess left by the snow removal process, each year there seems to be an endless series of ruts and damaged lawn areas. We take great pride in how our facility looks, and since we are part of the community here in Friesland we take the appearance of the property seriously.  Each year we have employed a couple of temporary summer people whose main tasks are to paint and generally help keep the plant looking nice. It makes a big difference to keep up with these housekeeping tasks rather than trying to play catch up later.

From a maintenance perspective the facility is running fairly smoothly. We were not pushing production real hard most of the winter months but early this spring we ramped back up to a production of about 55-57 million gallons on an annual basis. Even though we are only in our fourth year of production, our equipment is beginning to show some signs of aging. Our maintenance program has shifted somewhat from expanding and debottlenecking our process, to more of a pure maintenance program. Of course we have always maintained our equipment at the highest level, but now we are seeing more worn out bearings, gearboxes, and wear items. By no means do we have any equipment that is at or near the end of its life, but the new plant smell has definitely worn off.

This summer we will be starting up a new regenerative thermal oxidizer (RTO). There has been quite a lot of chatter in the media over the past year concerning other plants that were struggling to maintain air emission limits. United Wisconsin Grain Producers LLC (UWGP) has always been in compliance with our current system, but as we have grown from producing 40 million gallons per year to our current 57 million gallons we became increasingly interested in the cost savings of a different equipment choice to do the job for us.  The new RTO will separate the dryer operation from the boiler operation so that each system can do its respective job more efficiently. Our boiler will now operate simply as a boiler and the RTO will handle all the air quality duties from the dryer exhaust. This new system will substantially reduce the complexity of having our boiler do both tasks and also significantly increase the efficiency of the boiler operation.

This newsletter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our expected future operations and actions.  These forward-looking statements are only our predictions based upon current information and involve numerous assumptions, risks and uncertainties.  Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission.   We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this newsletter.  We qualify all of our forward-looking statements by these cautionary statements.

Barb Bontrager – CFO

	1st qtr 2009	1st qtr 2008	Variance	% Variance
Gallons of Ethanol Produced	11,992,682	13,953,022	(1,960,340)	(14.0%)
Bushel of Corn Ground	4,130,437	4,915,461	(785,024)	(15.9%)
Yield – Gallons denatured ethanol/bushel corn processed	2.90	2.84	0.06	2.1%
Average Ethanol Price (net back) per gallon	1.68	2.05	(0.37)	(18.0%)
Average Corn price per bushel	$ 4.22	$ 4.22	-	-
Total Revenues	$ 22,963,164	$ 34,237,387	($ 11,274,223)	(32.9%)
Gross Profit	$ 966,648	$ 8,446,421	( $ 7,479,773)	(88.6%)
Net Income	$ 227,906	$ 7,492,547	( $ 7,264,641)	(96.6%)
UWGP Return on Investment (annualized basis)	1.4%	43.3%	( 41.9%)	(96.8%)

Our 1st quarter Securities and Exchange Commission (SEC) report (10Q) was filed timely on May 15, 2009.  This report along with all of our previous SEC reports are available from a link on our website www.uwgp.com  -> Click on Company Information ->Click on Financial Information -> Click on the large green button “click here” ->  on the next page, click on the [html] link in red to the left of the report you want to view.  The most recent filing is on top with the “10Q” or “10QSB” being our quarterly reports and the “10K” or “10KSB” our annual reports.

While our 1st quarter results don’t appear at first glance like anything to brag about, I believe we have a lot to be thankful for.  We actually produced a net income and added “cash in the bank” while many in our industry are experiencing large losses and/or failing.  You will note continued improvement to our yield per bushel – you have heard us talk about this since inception…these kinds of advantages over others in our industry are what allow us to produce profits versus losses and survive versus fail.  We have ramped production up to a rate of 55 million gallons per year and it appears we’ll continue at this rate for the foreseeable future.  While cash markets have not allowed margins to improve dramatically, a disciplined approach in risk management coupled with our production efficiencies allows us to capture at least an operating margin and in some cases a net margin.  We look forward to the added income stream from the oil extraction system and the reduced energy cost from our regenerative thermal oxidizer (RTO) as they come on-line this summer; possibly adding 2 to 3 cents per gallon to the bottom line.

We brought up the subject of deregistering UWGP’s membership units with the SEC at our annual meeting.  Many good questions and thoughts were expressed and we would like to continue the dialogue.  The cost of SEC compliance continues to escalate and burden us with costs in excess of one cent per bushel of corn ground.  Having completed four years of operation, we hope both the board and management have been able to demonstrate our work ethics, competency, and transparency to you as investors.  We would like to continue to provide you with meaningful information and assurance of accuracy without the excessive cost of complying with regulations, written primarily for very complex multi-billion dollar companies.  The process of deregistration is a somewhat lengthy process which requires an affirmative vote of a majority of membership voting interests represented at a meeting of the members of UWGP, so rest assured this will not be accomplished without first providing you with an opportunity to vote on the matter.  However, I invite you to voice your opinions, concerns, and questions regarding SEC deregistration.  Please feel free to share your thoughts by emailing Suzanne or myself via email at mail@uwgp.com or mail to PO Box 247, Friesland, WI  53935.